EXHIBIT  23.1




               Consent of Independent Certified Public Accountants




The Board of Directors
Lithia Motors, Inc. and Affiliated Companies:


We consent to the incorporation by reference in the registration statement on Form S-8 of Lithia Motors, Inc. of our report dated October 25, 1996, except as to note 17(d), which is as of November 10, 1996, relating to the combined balance sheets of Lithia Motors, Inc. and Affiliated Companies as of December 31, 1994 and 1995 and September 30, 1996 and the related combined statements of operations, changes in owners' equity and cash flows for each of the years in the three-year period ended December 31, 1995 and for the nine-month period ended September 30, 1996, which report appears in the Registration Statement (No. 333-14031) on Form S-1 of Lithia Motors, Inc.



                                        /s/  KPMG Peat Marwick LLP


Portland, Oregon
February 6, 1997



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